Exhibit 99

Radyne Corporation

Condensed Consolidated Balance Sheets

Unaudited

(in thousands, except share data)

	June 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$24,886	$16,928
Accounts receivable - trade, net of allowance for doubtful accounts of $467 and $804, respectively	22,321	20,337
Cost in excess of billings	218	—
Inventories	21,655	18,057
Deferred tax assets	3,017	3,010
Income tax receivable	1,021	—
Prepaid expenses and other assets	702	864

Total current assets	73,820	59,196

Goodwill	29,950	30,333
Intangibles	6,137	6,706
Property and equipment, net	3,734	4,098
Other assets	254	295

Total Assets	$113,895	$100,628

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,194	$5,054
Accrued expenses	9,045	9,045
Customer advance payments	1,615	2,319
Current portion of long-term debt	1,000	1,000
Income taxes payable	—	609

Total current liabilities	16,854	18,027

Long-term debt, less current portion	3,250	3,750
Deferred tax liability	382	752
Deferred rent and other	232	459

Total liabilities	20,718	22,988

Stockholders’ equity:
Common stock; $.001 par value - authorized, 50,000,000 shares; issued and outstanding, 18,217,024 shares and 17,334,467 shares, respectively	18	17
Additional paid-in capital	73,155	63,171
Retained earnings	19,999	14,450
Other comprehensive income	5	2

Total stockholders’ equity	93,177	77,640

Total Liabilities and Stockholders’ Equity	$113,895	$100,628

Radyne Corporation

Condensed Consolidated Statements of Operations

Unaudited

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net sales	$34,633	$20,613	$65,826	$34,321
Cost of sales	20,203	10,973	38,506	17,556

Gross profit	14,430	9,640	27,320	16,765

Operating expenses:
Selling, general and administrative	7,044	4,715	13,573	8,392
Research and development	2,617	1,832	5,340	3,330

Total operating expenses	9,661	6,547	18,913	11,722

Earnings from operations	4,769	3,093	8,407	5,043
Other (income) expense:
Interest expense	68	54	146	80
Interest and other income	(235)	(238)	(452)	(488)

Earnings before income taxes	4,936	3,277	8,713	5,451
Income tax expense	1,781	1,202	3,162	1,935

Net earnings	$3,155	$2,075	$5,551	$3,516

Earnings per share:
Basic	$0.18	$0.12	$0.31	$0.21

Diluted	$0.17	$0.12	$0.30	$0.20

Weighted average number of common shares outstanding:
Basic	18,012	16,727	17,786	16,601

Diluted	18,800	17,410	18,674	17,337

Radyne Corporation

Condensed Consolidated Statements of Cash Flows

Unaudited

(in thousands)

	Six Months Ended June 30,
	2006	2005
Cash flows from operating activities:
Net earnings	$5,551	$3,516
Adjustments to reconcile net earnings to net cash provided by operating activities:
Gain on disposal of property and equipment	(203)	(21)
Decrease in allowance for doubtful accounts	152	6
Deferred income taxes	335	1,611
Depreciation and amortization	1,758	623
Tax benefit from stock plan dispositions	1,199	116
Amortization of stock compensation	1,128	—
Increase (decrease) in cash, excluding effects of acquisition, resulting from changes in:
Accounts receivable	(2,136)	(1,936)
Cost in excess of billings	(218)	—
Inventories	(3,598)	(339)
Income tax receivable	(1,021)	—
Prepaids and other assets	194	18
Accounts payable	(83)	(877)
Accrued expenses	(188)	(828)
Income taxes payable	(609)	(22)
Customer advance payments	(704)	277
Accrued stock option compensation	(40)	(5)

Net cash provided by operating activities	1,517	2,139

Cash flows from investing activities:
Acquisition of Xicom, net of cash acquired	(104)	(43,346)
Capital expenditures	(913)	(652)
Proceeds from sales of property and equipment	298	26

Net cash used in investing activities	(719)	(43,972)

Cash flows from financing activities:
Net borrowing from notes payable	—	5,000
Payment of notes payable	(500)	—
Exercise of stock options	5,875	445
Exercise of redeemable warrants	—	2,718
Net proceeds from sales of common stock to employees	610	274
Tax benefit from stock plan dispositions	1,172	—
Principal payments on capital lease obligations	—	(4)

Net cash provided by financing activities	7,157	8,433

Effects of exchange rate changes on cash and cash equivalents	3	(1)

Net increase in cash and cash equivalents	7,958	(33,401)

Cash and cash equivalents, beginning of year	16,928	39,300

Cash and cash equivalents, end of quarter	$24,866	$5,899

Supplemental disclosures of cash flow information:
Cash paid for interest	$151	$80

Cash paid for taxes	$2,085	$231

Supplemental disclosure of non-cash investing activity:
Adjustments for Xicom Acquisition Accounting	$488	$—

Issuance of 219,709 shares of common stock for Xicom acquisition	—	$2,018